Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Names Minder Cheng

to its Board of Directors

NEW YORK, November 11, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that Minder Cheng has been appointed to its Board of Directors.

Until July 2010, Mr. Cheng served as Chief Investment Officer for Index Equity and Capital Markets globally at BlackRock, based in San Francisco.  Mr. Cheng joined BlackRock at the time of its 2009 merger with Barclays Global Investors (“BGI”), where he worked in a variety of capacities for the prior 10 years, including as CIO of BGI’s Equity and Capital Markets division worldwide, with responsibility for active equity, index equity, transition management, securities lending and cash products, as well as equity, foreign exchange and futures trading activities.  Prior to BGI, Mr. Cheng held research, strategy and proprietary trading roles at Convergence Asset Management in Connecticut, Sumitomo Finance International in London, Salomon Brothers in Tokyo, and the New York Stock Exchange in New York.  He holds a PhD, a MS and a MBA from the University of California at Berkeley and a BA from National Taiwan University.

“My colleagues and I are very pleased to welcome Minder to ITG’s Board of Directors,” said Bob Gasser, ITG’s CEO and President.  “The breadth and depth of Minder’s experience in equity markets and asset management will make him a valuable asset to ITG’s Board.  We look forward to benefiting from Minder’s insights as ITG expands its product offerings and deepens our relationships with institutional asset managers.”

Commenting on his appointment, Mr. Cheng said, “ITG is well regarded in the asset management community for its innovations and independent, unconflicted approach to achieving best execution and improving investment performance.  I look forward to working with ITG’s management and Board of Directors to build upon the firm’s successes and help grow the platform.”

About ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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